Exhibit (h)(5)

TRANSFER AGENCY

AND SERVICE AGREEMENT

BETWEEN

EACH OF THE ENTITIES LISTED ON SCHEDULE A HERETO, SEVERALLY AND NOT JOINTLY,

AND

THRIVENT FINANCIAL INVESTOR SERVICES INC.

TABLE OF CONTENTS

Article 1	Terms of Appointment

Article 2	Fees and Expenses

Article 3	Representations and Warranties of TFISI

Article 4	Representations and Warranties of the Funds

Article 5	Indemnification

Article 6	Covenants of the Funds and TFISI

Article 7	Duration and Termination of Agreement

Article 8	Assignment

Article 9	Amendment

Article 10	Address for Purpose of Notice

Article 11	Minnesota Law to Apply

Article 12	Miscellaneous

Article 13	Merger of Agreement

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS TRANSFER AGENCY AND SERVICE AGREEMENT (“Agreement”) made as of the 1st day of June, 2016, by and between each management investment company identified on Schedule A hereto, severally and not jointly, having its principal place of business at 625 Fourth Avenue South, Minneapolis, Minnesota 55415 (each such management investment company made subject to this Agreement in accordance with Section 1.01 below shall hereinafter be referred to as a “Fund”), and Thrivent Financial Investor Services Inc., a Pennsylvania corporation having its principal place of business at 625 Fourth Avenue South, Minneapolis, Minnesota 55415 (“TFISI”).

WHEREAS, TFISI is engaged in the business of rendering transfer agency services to open-end management investment companies and is registered as a transfer agent under the Securities Exchange Act of 1934 (the “1934 Act”), as amended;

WHEREAS, each Fund engages in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, each Fund is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets (each, a “Portfolio”);

WHEREAS, each Fund is comprised of one Portfolio with its own investment objective (additional Portfolios may be subsequently added to the Agreement according to the terms described herein); and

WHEREAS, each Fund desires to appoint TFISI as its transfer agent, dividend disbursing agent and agent in connection with certain other activities (the “Services”) with respect to each applicable Portfolio identified on Schedule A to this Agreement, as modified from time to time by the mutual consent of the parties as provided for herein, and TFISI desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows.

ARTICLE 1 TERMS OF APPOINTMENT

DUTIES OF TFISI

1.01 Subject to the terms and conditions set forth in this Agreement, each Fund hereby appoints TFISI to act as, and TFISI agrees to act as its transfer agent for each Portfolio’s authorized and issued shares of its common stock (“Shares”), dividend disbursing agent and agent in connection with any accumulation, open account or similar plans provided to the shareholders of the respective Portfolios (“Shareholders”) and set out in the currently effective prospectus and statement of additional information (“Prospectus”) of each Fund, including without limitation any periodic investment plan or periodic redemption program.

In the event that a Fund establishes one or more series of shares other than the Portfolios identified on Schedule A with respect to which the Fund desires to retain TFISI to render the Services hereunder, the Fund shall notify TFISI in writing, indicating the fee to be payable with respect to the additional series of Shares. If TFISI is willing to render such Services on the terms provided for herein, it shall so notify the Fund in writing, whereupon such series shall become a Portfolio hereunder.

1.02 TFISI agrees that it will perform the following services:

(a)	In accordance with procedures established from time to time by agreement between each Fund and TFISI, TFISI shall:

(i)	Receive for acceptance orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the custodian of each Portfolio as authorized pursuant to each Fund’s Declaration of Trust (the “Custodian”);

(ii)	Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(iii)	Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereto to the Custodian;

(iv)	At the appropriate time as and when it receives moneys paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such moneys as instructed by the redeeming Shareholder(s);

(v)	Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(vi)	Prepare and transmit payments of dividends and distributions declared by each Portfolio;

(vii)	Maintain records of accounts for and advise each Portfolio and its Shareholders as to the foregoing; and

(viii)	Record the issuance of Shares of each Portfolio and maintain pursuant to SEC Rule 17Ad-10(e), under the 1934 Act, a record of the total number of Shares of each Portfolio which are authorized, based upon information provided to it by each Portfolio, issued and outstanding, TFISI shall also provide each Portfolio on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issuance or sale of such Shares, which functions shall be the sole responsibility of each Fund.

(b)	In addition to and not in lieu of the services set forth in the above Paragraph (a), TFISI shall: (i) perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment or periodic redemption program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and Prospectuses to current Shareholders, withholding taxes on accounts when appropriate, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of accounts to Shareholders for all purchases and redemption of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information; and (ii) provide a system which will enable each Fund to monitor the total number of Shares such Fund sold in each state. TFISI will prepare such applications and reports as may be necessary to register or maintain each Fund’s registration and/or the registration of the shares of each Portfolio under applicable securities or “blue sky” laws of the various states selected by each Fund’s distributor (each Fund agreeing to pay all filing fees or other similar fees in connection therewith). Each Fund shall (a) identify to TFISI in writing those transactions and assets to be treated as exempt from blue sky reporting in each state and (b) verify the establishment of transactions for each state on the system prior to activation and thereafter monitor the daily activity for each state.

ARTICLE 2 FEES AND EXPENSES

2.01 For performance by TFISI pursuant to this Agreement, each Fund agrees to pay TFISI annual maintenance fees for each Shareholder account of each Class of the applicable Portfolio as agreed to by each Fund and TFISI. Each Fund will pay TFISI an annual fee as described in Schedule B hereto for the services provided pursuant to this Agreement. Such fees, out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual agreement between each Fund and TFISI.

2.02 In addition to the fees paid under Section 2.01 above, each Fund agrees to reimburse TFISI for out-of-pocket expenses or advances incurred by TFISI for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by TFISI at the request or with the consent of a Fund, will be reimbursed by the applicable Fund. In no event will TFISI be reimbursed for such out-of-pocket expenses for any items for which TFISI, Thrivent Asset Management, LLC, Thrivent Financial for Lutherans, or any other entity would be reimbursed by a Fund under any other agreement, contract or reimbursement arrangement.

2.03 Each Fund agrees to pay all fees and reimbursable expenses within five (5) days following the receipt of the respective billing notice by the Fund. Postage for mailing of dividends, proxy materials, Fund and Portfolio reports, Prospectuses and other mailings to all Shareholder accounts shall be advanced to TFISI at least seven (7) days prior to the mailing of such materials.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF TFISI

TFISI represents and warrants to each Fund that:

3.01 It is a corporation duly organized and existing and in good standing under the laws of the State of Pennsylvania.

3.02 It is duly qualified to carry on its business in the State of Minnesota.

3.03 It is empowered under the applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement.

3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.06 TFISI shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment. In the event of equipment failures, TFISI shall, at no additional expense to any Fund, take reasonable steps to minimize service interruptions caused by equipment failure, provided such loss or interruption is not caused by TFISI’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement. Notwithstanding the foregoing, upon the cure of any such equipment failure, TFISI shall reprocess all data necessary to correct or replace all reports and other results which were lost or corrupted as a result of such failure.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE FUNDS

Thrivent Core Funds warrants and represents to TFISI that it is a Delaware statutory trust duly organized and existing under the laws of the State of Delaware.

Thrivent Cash Management Trust warrants and represents to TFISI that it is a Massachusetts business trust organized and existing under the laws of the Commonwealth of Massachusetts.

Each Fund further warrants and represents to TFISI that:

4.01 It is empowered under the applicable laws and by its Declaration of Trust to enter into and perform this Agreement.

4.02 All necessary proceedings required by said Declaration of Trust have been taken to authorize it to enter into this Agreement.

4.03 It is an open-end and diversified management investment company under the 1940 Act.

4.04 The Shares of the applicable Portfolio being offered for sale are, and at all times this Agreement is in effect will continue to be, exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

ARTICLE 5 INDEMNIFICATION

5.01 Provided that TFISI has at all relevant times acted in good faith and without negligence or willful misconduct, TFISI shall not be responsible for, and each Fund shall indemnify and hold TFISI harmless from and against, any and all losses, damages, costs, charges, attorney fees, payments, expenses and liability arising out of or attributable to:

(a)	All actions of TFISI or its agents or subcontractors required to be taken pursuant to this Agreement.

(b)	The applicable Fund’s refusal or failure to comply with the terms of this Agreement, or which arises out of the applicable Fund’s lack of good faith, negligence, or willful misconduct or which arises out of the breach by the applicable Fund of any representation or warranty of such Fund hereunder.

(c)	The reliance on or the use by TFISI or its agents or subcontractors of information, records or documents which

(i)	are received by TFISI or its agents or subcontractors and furnished to it by or on behalf of the a Fund, and

(ii)	have been prepared and/or maintained by a Fund or any other person or firm on behalf of a Fund.

(d)	The reliance on, or the carrying out by TFISI or its agents or subcontractors of any instructions or requests by any Fund.

(e)	The offer or sale of Shares unknown by TFISI to be in violation of any requirement under federal securities laws or regulations, or the securities laws or regulations of any state that such Shares be registered in such state, or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state, provided that TFISI has not knowingly violated or knowingly participated in the violation of state and/or federal securities laws or regulations relative to the offer and sale of such Shares.

5.02 In all instances in which TFISI shall seek indemnification under the provisions of Section 5.01 for its actions or for its reliance on actions of each applicable Fund, all such actions must have been taken in good faith and without negligence or willful misconduct and all such reliance must have been reasonable.

5.03 TFISI shall indemnify and hold each Fund harmless from and against any and all losses, damages, costs, charges, attorney fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by TFISI as a result of TFISI’s lack of good faith, negligence or willful misconduct.

5.04 At any time TFISI may seek instructions from any officer of a Fund for, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by TFISI under this Agreement, and TFISI and its agents shall not be liable and shall be indemnified by the applicable Fund for any actions taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. TFISI and its agents shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the applicable Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to TFISI or its agents by machine readable input, telex, facsimile transmission, CRT data entry or other similar means authorized by the applicable Fund, and shall not be held to have received notice of any change of authority of any person, until receipt of written notice thereof from the applicable Fund. TFISI and its agents shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the applicable Fund, and proper countersignatures of any formal transfer agent or registrar, or of any co-transfer agent or co-registrar.

5.05 In the event any party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, such party shall not be liable for damages to the other applicable party or parties for any damages resulting from such failure to perform or otherwise from such causes.

5.06 In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which any party may be required to indemnify the other applicable party or parties, the party or parties seeking indemnification shall promptly notify the other applicable party or parties of such assertion, and shall keep the other applicable party or parties advised with respect to all developments concerning such claim. The party or parties who may be required to indemnify shall have the option to participate with the party or parties seeking indemnification in defense of such claim. The party or parties seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other applicable party or parties may be required to indemnify it except with the other applicable party’s or parties’ written consent.

ARTICLE 6 COVENANTS OF THE FUNDS AND TFISI

6.01 With respect to itself, each Fund shall promptly furnish to TFISI the following:

(a)	A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of TFISI and the execution and delivery of this Agreement.

(b)	A copy of the Declaration of Trust of the Fund and all amendments thereto.

6.02 TFISI hereby agrees to establish and maintain facilities and procedures reasonably acceptable to each Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for account keeping of, such certificates, forms and devices.

6.03 TFISI shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act and the Rules thereunder, TFISI agrees that all such records prepared or maintained by TFISI relating to the services to be performed by TFISI hereunder are the property of the applicable Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the such Fund on and in accordance with its request.

6.04 TFISI and each Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not voluntarily be disclosed to any other person, except as may be required by law.

6.05 TFISI will, and will cause its respective employees to, maintain all of each Fund’s information and data pertaining to such Fund’s business in strict confidence and will not at any time or for any reason disclose any of such Fund’s information to any third party.

6.06 TFISI shall make information and records relating to each Fund’s Anti-Money Laundering Program (“Program”) available to federal regulators as required by law and will permit such regulators to examine and inspect TFISI for purposes of the Program.

6.07 In case of any requests or demands for the inspection of the Shareholder records of any Portfolio, TFISI will endeavor to notify the applicable Fund and to secure instructions from an authorized officer of such Fund as to such inspection. TFISI reserves the right, however, to exhibit the Shareholder records to any person when it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

ARTICLE 7 DURATION AND TERMINATION OF AGREEMENT

7.01 This Agreement shall become effective as of the date hereof. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof. Subsequent to such initial period of effectiveness, this Agreement shall continue in full force and effect for periods of one year thereafter so long as such continuance is approved at least annually (a) by vote of a majority of the Trustees of each Fund and (b) by the vote of a majority of the Trustees of each Fund who are not parties to this agreement or “interested persons” (as defined by the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

7.02 This Agreement may be terminated by any party upon one hundred twenty (120) days written notice to the other applicable party or parties.

7.03 Should any Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and materials will be borne by such Fund. Additionally, TFISI reserves the right to charge for any other reasonable expenses associated with such termination and/or a charge equivalent to the average of three (3) months’ fees.

ARTICLE 8 ASSIGNMENT

8.01 Neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the written consent of the other applicable party or parties.

8.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

ARTICLE 9 AMENDMENT

9.01 This Agreement may be amended or modified only by a written agreement executed by all parties and authorized or approved by a resolution of the majority of the Trustees of each Fund and the majority of the Trustees of each Fund who are not parties to this agreement or “interested persons” (as defined by the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

ARTICLE 10 ADDRESS FOR PURPOSE OF NOTICE

10.01 Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of each Fund and that of TFISI for this purpose shall be 625 Fourth Avenue South, Minneapolis, Minnesota 55415.

ARTICLE 11 MINNESOTA LAW TO APPLY

11.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Minnesota.

ARTICLE 12 MISCELLANEOUS

12.01 The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE 13 MERGER OF AGREEMENT

13.01 This Agreement constitutes the entire agreement of the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first written above.

EACH REGISTRANT SET FORTH ON SCHEDULE A HERETO, ON BEHALF OF ITSELF AND ITS PORTFOLIOS, AS APPLICABLE		THRIVENT FINANCIAL INVESTOR SERVICES INC.

By:	/s/ David S. Royal	By:	/s/ Kathryn A. Stelter
	David S. Royal, President		Kathryn A. Stelter, Vice President and Chief Operations Officer

SCHEDULE A

Thrivent Cash Management Trust, a Massachusetts business trust

Thrivent Core Funds, a Delaware statutory trust

Thrivent Core Short-Term Reserve Fund

SCHEDULE B

Fund	Fee
Thrivent Core Short-Term Reserve Fund	$30,000
Thrivent Cash Management Trust	$30,000